SCHEDULE 14C
(RULE 14C-101)
INFORMATION REQUIRED IN INFORMATION STATEMENT
SCHEDULE 14C INFORMATION
INFORMATION STATEMENT PURSUANT TO SECTION 14(C) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO. ____)

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BNY Mellon Strategic Funds, Inc.

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BNY MELLON SELECT MANAGERS SMALL CAP VALUE FUND
c/o BNY Mellon Investment Adviser, Inc.
240 Greenwich Street
New York, New York 10286

Dear Shareholder:

The enclosed document is for informational purposes only. You are not being asked to vote or take action on any matter. The enclosed document relates to the appointment of two additional sub-advisers for BNY Mellon Select Managers Small Cap Value Fund (the "Fund"), a series of BNY Mellon Strategic Funds, Inc. (the "Company"). The Fund uses a "multi-manager" approach by selecting one or more sub-advisers to manage the Fund's assets. The Fund's investment adviser is BNY Mellon Investment Adviser, Inc. ("BNYM Investment Adviser").

Specifically, the Board of Directors of the Company (the "Board") approved the appointment of Heartland Advisors, Inc. ("Heartland") and Rice Hall James & Associates, LLC ("RHJ" and together with Heartland, the "New Sub-Advisers") as new sub-advisers, each to manage a portion of the Fund's assets. In conjunction with such appointment, the Board approved (i) a new sub-investment advisory agreement, on behalf of the Fund, between BNYM Investment Adviser and Heartland and (ii) a new sub-investment advisory agreement, on behalf of the Fund, between BNYM Investment Adviser and RHJ (together, the "New Sub-Advisory Agreements"). As was previously communicated to you in a supplement to the Fund's Prospectus, dated July 29, 2020, each new Sub-Adviser began managing its allocated portion of the Fund's investment portfolio on September 15, 2020.

The Fund's assets currently are allocated among six sub-advisers – Channing Capital Management, LLC ("Channing"), Eastern Shore Capital Management ("Eastern Shore"), Neuberger Berman Investment Advisers LLC ("Neuberger Berman"), Walthausen & Co., LLC ("Walthausen"), Heartland and RHJ. Kayne Anderson Rudnick Investment Management, LLC was terminated as a sub-adviser to the Fund, effective September 15, 2020. The target percentage of the Fund's assets to be allocated over time to the sub-advisers is approximately 23% to Channing, 20% to Eastern Shore; 18% to Neuberger Berman; 22% to Walthausen; 15% to Heartland and 2% to RHJ.

Further information about the New Sub-Advisers and the Board's approval of the New Sub-Advisory Agreements is contained in the enclosed document, which you should review carefully. If you have any questions or need additional information, please call 1-800-373-9387.

Sincerely,

/s/Sarah Kelleher
Assistant Secretary
BNY Mellon Strategic Funds, Inc.

March 12, 2021

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BNY MELLON SELECT MANAGERS SMALL CAP VALUE FUND
c/o BNY Mellon Investment Adviser, Inc.
240 Greenwich Street
New York, New York 10286

INFORMATION STATEMENT

This Information Statement is being furnished by the Board of Directors (the "Board") of BNY Mellon Strategic Funds, Inc. (the "Company"), on behalf of BNY Mellon Select Managers Small Cap Value Fund (the "Fund"), a series of the Company, to provide certain information to shareholders of the Fund about the appointment of Heartland Advisors, Inc. ("Heartland") and Rice Hall James & Associates, LLC ("RHJ" and together with Heartland, the "New Sub-Advisers") as additional sub-advisers for the Fund.

In connection with the appointment of the New Sub-Advisers, the Board approved (i) a new sub-investment advisory agreement (the "Heartland Sub-Advisory Agreement"), on behalf of the Fund, between BNY Mellon Investment Adviser, Inc. ("BNYM Investment Adviser"), the Fund's investment adviser, and Heartland and (ii) a new sub-investment advisory agreement (the "RHJ Sub-Advisory Agreement" and together with the Heartland Sub-Advisory Agreement, the "New Sub-Advisory Agreements"), on behalf of the Fund, between BNYM Investment Adviser and RHJ. The appointment of the New Sub-Advisers and the New Sub-Advisory Agreements were approved by the Board upon the recommendation of BNYM Investment Adviser, without shareholder approval, as is permitted by the exemptive order of the U.S. Securities and Exchange Commission (the "SEC") issued to the Company and BNYM Investment Adviser (the "Exemptive Order").

This Information Statement is being mailed on or about March 12, 2021 to shareholders of record of the Fund as of February 22, 2021. Please note that only one Information Statement may be delivered to two or more shareholders of the Fund who share an address, unless such shareholders have given instructions to the contrary. To request a separate copy of the Information Statement, shareholders should contact the Fund at the address or phone number listed below for the Fund.

The principal executive office of the Fund is located at 240 Greenwich Street, New York, New York 10286. A copy of the Fund's most recent Annual Report is available upon request, without charge, by writing to the Company at 144 Glenn Curtiss Boulevard, Uniondale, New York 11556-0144, visiting www.im.bnymellon or calling toll-free 1-800-373-9387.

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY
THIS INFORMATION STATEMENT AND THE FUND'S MOST RECENT ANNUAL
REPORT TO SHAREHOLDERS IS AVAILABLE AT:
HTTPS://IM.BNYMELLON.COM/US/EN/INDIVIDUAL/RESOURCES/PROXY-
MATERIALS.JSP

WE ARE NOT ASKING YOU FOR A PROXY AND WE ARE
REQUESTING THAT YOU DO NOT SEND US A PROXY.

Info.St.SCVF.2.21

INTRODUCTION

The Fund uses a "multi-manager" approach by selecting one or more sub-advisers to manage the Fund's assets. Section 15(a) of the Investment Company Act of 1940, as amended (the "1940 Act"), generally requires the shareholders of a mutual fund to approve an agreement pursuant to which a person serves as the investment adviser or sub-adviser for the mutual fund. The Company, on behalf of the Fund, and BNYM Investment Adviser have obtained the Exemptive Order from the SEC, which permits the Fund and BNYM Investment Adviser, subject to certain conditions and approval by the Board, to hire, terminate or replace sub-advisers and to modify material terms and conditions of sub-investment advisory arrangements with such sub-advisers without shareholder approval. BNYM Investment Adviser has ultimate responsibility (subject to oversight by the Board) to supervise the sub-advisers and recommend the hiring, termination, and replacement of the sub-advisers to the Board. The Exemptive Order also relieves the Fund from disclosing the sub-investment advisory fees paid by BNYM Investment Adviser to unaffiliated sub-advisers in documents filed with the SEC and provided to shareholders.

The Fund and BNYM Investment Adviser have agreed to comply with certain conditions when acting in reliance on the relief granted in the Exemptive Order. These conditions require, among other things, that Fund shareholders be notified of the retention of a sub-adviser. Shareholders were notified of the retention of the New Sub-Advisers in a supplement to the Fund's Prospectus, dated July 29, 2020. This Information Statement provides additional details regarding the New Sub-Advisers and the New Sub-Advisory Agreements.

INVESTMENT ADVISER

The investment adviser for the Fund is BNY Mellon Investment Adviser, Inc., 240 Greenwich Street, New York, New York 10286. BNYM Investment Adviser manages approximately $292 billion in 131 mutual fund portfolios. For the past fiscal year, the Fund paid BNYM Investment Adviser a management fee at the annual rate of 0.90% of the value of the Fund's average daily net assets. BNYM Investment Adviser is the primary mutual fund business of The Bank of New York Mellon Corporation ("BNY Mellon"), a global investments company dedicated to helping its clients manage and service their financial assets throughout the investment lifecycle. Whether providing financial services for institutions, corporations or individual investors, BNY Mellon delivers informed investment management and investment services in 35 countries. BNY Mellon is a leading investment management and investment services company, uniquely focused to help clients manage and move their financial assets in the rapidly changing global marketplace. BNY Mellon has $41.1 trillion in assets under custody and administration and $2.2 trillion in assets under management. BNY Mellon is the corporate brand of The Bank of New York Mellon Corporation. BNY Mellon Investment Management is one of the world's leading investment management organizations, and one of the top U.S. wealth managers, encompassing BNY Mellon's affiliated investment management firms, wealth management services and global distribution companies. Additional information is available at: www.bnymellon.com.

BNYM Investment Adviser provides management services to the Fund pursuant to the management agreement (the "Management Agreement") between the Company, on behalf of the Fund, and BNYM Investment Adviser, dated August 24, 1994, as amended, June 3, 2019. Pursuant to the Management Agreement, BNYM Investment Adviser provides investment

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management of the Fund's portfolio in accordance with the Fund's investment objective and policies as stated in the Fund's Prospectus and Statement of Additional Information as from time to time in effect. In connection therewith, BNYM Investment Adviser obtains and provides investment research and supervises the Fund's continuous program of investment, evaluation and, if appropriate, sale and reinvestment of the Fund's assets. BNYM Investment Adviser furnishes to the Fund such statistical information, with respect to the investments which the Fund may hold or contemplate purchasing, as the Fund may reasonably request. The Management Agreement permits BNYM Investment Adviser to enter into sub-investment advisory agreements with one or more sub-advisers. The Management Agreement is subject to annual approval by (i) the Board or (ii) vote of a majority of the Fund's outstanding voting securities (as defined in the 1940 Act), provided that in either event the continuance also is approved by a majority of the Board members who are not "interested persons" (as that term is defined in the 1940 Act) of the Fund or BNYM Investment Adviser (the "Independent Directors"), by vote cast in person at a meeting called for the purpose of voting on such approval. The Management Agreement is terminable without penalty, on not more than 60 days' notice, by the Board or by vote of the holders of a majority of the Fund's outstanding voting securities, or, on not less than 90 days' notice, by BNYM Investment Adviser. The Management Agreement will terminate automatically in the event of its assignment (as defined in the 1940 Act). The Management Agreement provides that BNYM Investment Adviser shall exercise its best judgment in rendering services to the Fund and that BNYM Investment Adviser will not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund, except by reason of willful misfeasance, bad faith or gross negligence in the performance of BNYM Investment Adviser's duties, or by reason of BNYM Investment Adviser's reckless disregard of its obligations and duties, under the Management Agreement. The Management Agreement was last approved by the Board, with respect to the Fund, at a meeting held on November 2-3, 2020, and by the Fund's initial shareholder on December 11, 2008. A discussion regarding the basis for the Board approving the Management Agreement is available in the Fund's annual report for the fiscal year ended November 30, 2020.

BNYM Investment Adviser has overall supervisory responsibility for the general management and investment of the Fund's portfolio, and, subject to review and approval by the Board: (i) sets the Fund's overall investment strategies; (ii) evaluates, selects, and recommends sub-advisers to manage all or a portion of the Fund's assets; (iii) allocates and reallocates, when appropriate, the Fund's assets among sub-advisers; (iv) monitors and evaluates the performance of the Fund's sub-advisers, including the sub-advisers' compliance with the investment objective, policies, and restrictions of the Fund; and (v) implements procedures to ensure that the sub-advisers comply with the Fund's investment objective, policies, and restrictions.

BNYM Investment Adviser serves as the Fund's portfolio allocation manager. BNYM Investment Adviser is responsible for evaluating and recommending sub-advisers for the Fund and determining the portion of the Fund's assets to be managed by each sub-adviser. BNYM Investment Adviser also is responsible for monitoring and evaluating the performance of the sub-advisers for the Fund and recommending to the Board whether a sub-adviser should be terminated. Stephen Kolano and Elena Goncharova are jointly and primarily responsible for the evaluation, recommendation and monitoring of sub-advisers for the Fund. Mr. Kolano is the Director of Quantitative Research & Analysis for BNY Mellon Wealth Management and

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President of BNY Mellon Wealth Management's Investment Strategy and Solutions Group ("ISSG"), a registered investment adviser and an affiliate of BNYM Investment Adviser. Ms. Goncharova is a portfolio manager and investment strategist with ISSG. Mr. Kolano and Ms. Goncharova have been employed by BNY Mellon since 2002 and 2012, respectively. Mr. Kolano and Ms. Goncharova also are employees of BNYM Investment Adviser, each since 2018, and perform their responsibilities for the Fund in their capacity as employees of BNYM Investment Adviser.

The Fund has agreed to pay BNYM Investment Adviser a management fee at an annual rate of 0.90% of the value of the Fund's average daily net assets. BNYM Investment Adviser has contractually agreed, until March 31, 2021, to waive receipt of its fees and/or assume the expenses of the Fund so that the direct expenses of none of the Fund's classes (excluding Rule 12b-1 fees, shareholder services fees, taxes, interest, brokerage commissions, commitment fees on borrowings and extraordinary expenses) exceed 1.05%. For the Fund's fiscal years ended November 30, 2018, 2019 and 2020, $8,305,004, $5,521,416 and $4,146,161, respectively, was payable by the Fund to BNYM Investment Adviser pursuant to the Management Agreement; of which $901, $1,137, $1,803 was waived in 2018, 2019 and 2020, respectively, as a result of a fee waivers and/or expense reimbursement arrangements then in place.

NEW SUB-ADVISERS

Consistent with the terms of the Exemptive Order, the Board, including a majority of the Independent Directors, at a Board meeting held July 27, 2020 (the "Meeting"), approved (i) the appointment of the New Sub-Advisers to serve as sub-advisers for the Fund and (ii) the New Sub-Advisory Agreements between BNYM Investment Adviser and each of the New Sub-Advisers with respect to the Fund.

Heartland

Heartland, located at 790 North Water Street, Suite 1200, Milwaukee, WI 53202, is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the "Advisers Act"). Heartland is a boutique independent investment firm launched in 1983 through its predecessor firm. As of May 31, 2020, Heartland had approximately $1.17 billion in assets under management.

In managing the portion of the Fund's assets allocated to it, Heartland employs quantitative analysis and fundamental research to identify high quality companies representing value opportunities and are trading at a discount to their intrinsic value. In addition to attractive valuation based on ratios such as price to earnings, price to book and price to cash flow, Heartland seeks high quality companies with certain financial catalysts (such as strong balance sheets) whereby corrective actions from new management can lead to the restoration of operating margins. Heartland prefers dividend-paying companies, but does not exclude companies from investment that do not pay dividends.

Bradford A. Evans, CFA, lead portfolio manager, and Andrew J. Fleming, CFA, are the portfolio managers jointly and primarily responsible for the day-to-day management of the portion of the Fund's portfolio that is managed by Heartland. Mr. Evans is Senior Vice President at Heartland,

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where he has been employed since 2004. He also was employed by Heartland from 1996 to 2001. Mr. Fleming is Vice President at Heartland, where he has been employed since 2012.

Heartland currently serves as investment adviser to the following registered investment company, which has similar investment objectives and policies as the Fund:

	Net Assets
Name of Investment Company	(as of 12/31/20)	Advisory Fee Rate

Heartland Group, Inc.
--Heartland Value Plus Fund	$378 million	0.70%

Heartland was approved by the Board to serve as an additional sub-adviser for the Fund at the Meeting. Heartland is not affiliated with BNYM Investment Adviser, and Heartland discharges its responsibilities subject to the oversight and supervision of BNYM Investment Adviser. Under the New Sub-Advisory Agreement, BNYM Investment Adviser, and not the Fund, compensates Heartland out of the fee BNYM Investment Adviser receives from the Fund. There will be no increase in the advisory fees paid by the Fund to BNYM Investment Adviser as a consequence of the addition of Heartland or the implementation of the New Sub-Advisory Agreement. The fees paid by BNYM Investment Adviser to Heartland depend upon the fee rates negotiated by BNYM Investment Adviser and on the percentage of the Fund's assets allocated to Heartland. In accordance with procedures adopted by the Board, Heartland may effect Fund portfolio transactions through an affiliated broker-dealer and the affiliated broker-dealer may receive brokerage commissions in connection therewith as permitted by applicable law.

The following is a list of persons (to the extent known by the Fund) who are deemed to control Heartland by virtue of ownership of stock or other interests of Heartland or their position with Heartland: Nicole Jeannine Best, Kevin Douglas Clark, Bradford Allen Evans, Andrew John Fleming, Michael David Kops, Matthew Jason Miner, William John Nasgovitz, William Richard Nasgovitz, Vinita Kaur Paul and Colin Patrick McWey.

RHJ

RHJ, located at 600 West Broadway, Suite 1000, San Diego, California 92101, is registered as an investment adviser under the Advisers Act. RHJ is an employee-owned Delaware limited liability company founded in 1974. As of June 30, 2020, RHJ had approximately $2.8 billion in assets under management.

In managing the portion of the Fund's assets allocated to it, RHJ uses a proprietary analysis of stocks consistent with the market capitalization range of the Russell 2000 index to identify companies that generate cash flow return on investment above their cost of capital and can generate sustainable cash flow return on investment over full market cycles with manageable leverage ratios and low market implied valuations. RHJ's philosophy stems from the belief that small cap equity markets are inefficient due to the pervasive short-term outlook of investors. RHJ believes that generating excess returns requires investing in solid businesses whose current valuations imply underappreciated future profitability, and thus there may be the potential to

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unlock value. RHJ defines solid companies as those with sustainable profitability, strong and durable competitive advantages, and sound capital allocation strategies.

Eric Fuhrman, CFA, and Andrew L. Rothstein, CFA, are the portfolio managers jointly and primarily responsible for the day-to-day management of the portion of the Fund's portfolio that is managed by RHJ. Messrs. Fuhrman and Rothstein both joined RHJ in March 2019 and have 17 and 14 of years of investment experience, respectively. Prior to joining RHJ, Mr. Fuhrman and Mr. Rothstein were each Managing Partner and Portfolio Manager at HGK Asset Management, Inc.

RHJ currently does not serve as investment adviser or sub-adviser to any registered investment companies that have similar investment objectives and policies as the Fund.

RHJ currently serves as a sub-adviser to BNY Mellon Select Managers Small Cap Growth Fund (the "Growth Fund"), another series of the Company.

RHJ was approved by the Board to serve as an additional sub-adviser for the Fund at the Meeting. RHJ is not affiliated with BNYM Investment Adviser, and RHJ discharges its responsibilities subject to the oversight and supervision of BNYM Investment Adviser. Under the New Sub-Advisory Agreement, BNYM Investment Adviser, and not the Fund, compensates RHJ out of the fee BNYM Investment Adviser receives from the Fund. There will be no increase in the advisory fees paid by the Fund to BNYM Investment Adviser as a consequence of the addition of RHJ or the implementation of the New Sub-Advisory Agreement. The fees paid by BNYM Investment Adviser to RHJ depend upon the fee rates negotiated by BNYM Investment Adviser and on the percentage of the Fund's assets allocated to RHJ. In accordance with procedures adopted by the Board, RHJ may effect Fund portfolio transactions through an affiliated broker-dealer and the affiliated broker-dealer may receive brokerage commissions in connection therewith as permitted by applicable law.

The following is a list of persons (to the extent known by the Fund) who are deemed to control RHJ by virtue of ownership of stock or other interests of RHJ or their position with RHJ: Thuong-Thao Buu-Hoan, Lou Holtz, George Kruntchev, Yossi Lipsker, Thomas McDowell, Michael Meoli, Carl Obeck, Gary Rice, Cara Thome, Timothy Todaro and Reed Wirick.

The New Sub-Advisory Agreements

The New Sub-Advisory Agreements were approved by the Board at the Meeting, which was called, among other reasons, for the purpose of approving the New Sub-Advisory Agreements. The New Sub-Advisory Agreement will continue until November 30, 2021, and thereafter is subject to annual approval by the Board, including a majority of the Independent Directors.

The terms of the Heartland Sub-Advisory Agreement is substantially similar to those of the sub-investment advisory agreements between BNYM Investment Adviser and each of Channing Capital Management LLC, Eastern Shore Capital Management, Neuberger Berman Investment Advisers LLC and Walthausen & Co., LLC, the Fund's existing sub- advisers. The terms of the RHJ Sub-Advisory Agreement is substantially similar to those of the sub-investment advisory agreement between BNYM Investment Adviser and RHJ with respect to the Growth Fund.

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The New Sub-Advisory Agreements provide that, subject to BNYM Investment Adviser's supervision and approval, the New Sub-Advisers provide investment management of the portion of the Fund's assets allocated to each of them. The New Sub-Advisers, among other duties, will obtain and provide investment research and supervise the Fund's investments with respect to the portion of the Fund's assets allocated to each of them and will conduct a continuous program of investment, evaluation and, if appropriate, sale and reinvestment of the Fund's assets allocated to each of them, including the placing of portfolio transactions for execution with brokers. The New Sub-Advisers also will perform certain other administrative and compliance-related functions in connection with the management of their respective allocated portions of the Fund's assets. The New Sub-Advisory Agreements provide that each of the New Sub-Advisers shall exercise its best judgment in rendering services to the Fund and that the New Sub-Advisers will not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund or BNYM Investment Adviser, except by reason of willful misfeasance, bad faith or gross negligence in the performance of each New Sub-Adviser's duties, or by reason of each New Sub-Adviser's reckless disregard of its obligations and duties, under its respective New Sub-Advisory Agreement.

The New Sub-Advisory Agreements provide that the New Sub-Advisers be compensated based on the average daily net assets of the Fund allocated to each New Sub-Adviser. Each New Sub-Adviser is compensated from the management fee that BNYM Investment Adviser receives from the Fund. Each New Sub-Adviser generally will bear the expenses it incurs in connection with its activities under its respective New Sub-Advisory Agreement. All other expenses to be incurred in the operation of the Fund (other than those borne by BNYM Investment Adviser) will be borne by the Fund.

A New Sub-Advisory Agreement may be terminated at any time, without the payment of any penalty, by: (i) BNYM Investment Adviser on not more than 60 days' notice to the New Sub-Adviser; (ii) the Board or by vote of the holders of a majority of the Fund's outstanding voting securities on not more than 60 days' notice to the New Sub-Adviser; or (iii) the New Sub-Adviser on not less than 90 days' notice to the Company and BNYM Investment Adviser. Each New Sub-Advisory Agreement provides that it will terminate automatically in the event of its assignment. In addition, each New Sub-Advisory Agreement provides that it will terminate if the Management Agreement terminates for any reason.

Considerations of the Board

At the Meeting, BNYM Investment Adviser recommended the appointment of each New Sub-Adviser to serve as a new sub-adviser for the Fund. The recommendation of the New Sub-Advisers was based on, among other information, BNYM Investment Advisers' review and due diligence reports relating to the New Sub-Advisers and their investment advisory services. In the opinion of BNYM Investment Adviser, the proposed allocation to each New Sub-Adviser of a portion of the Fund's assets would allow the New Sub-Advisers to effectively complement the Fund's four other sub-advisers, Channing Capital Management LLC, Eastern Shore Capital Management, Neuberger Berman Investment Advisers LLC and Walthausen & Co., LLC, and add capacity and provide greater diversification for the Fund, particularly in light of the termination of Kayne Anderson Rudnick Investment Management, LLC as a sub-adviser to the

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Fund, effective September 15, 2020. The target percentage of the Fund's assets to be allocated to each New Sub-Adviser will occur over time.

At the Meeting, the Board, including a majority of the Independent Directors, considered and approved the New Sub-Advisory Agreements. In determining whether to approve the New Sub-Advisory Agreements, the Board considered the due diligence materials prepared by BNYM Investment Adviser and other information, which included: (i) a copy of each New Sub-Advisory Agreement between BNYM Investment Adviser and the New Sub-Adviser; (ii) information regarding the process by which BNYM Investment Adviser selected and recommended each New Sub-Adviser for Board approval; (iii) information regarding the nature, extent and quality of the services each New Sub-Adviser would provide to the Fund; (iv) information regarding each New Sub-Adviser's reputation, investment management business, personnel and operations; (v) information regarding each New Sub-Adviser's brokerage and trading policies and practices; (vi) information regarding the level of the sub-investment advisory fee to be charged by each New-Sub-Adviser; (vii) information regarding each New Sub-Adviser's compliance program; and (viii) information regarding each New Sub-Adviser's historical performance returns managing investment mandates similar to the Fund's investment mandate, with such performance compared to relevant unmanaged indices. The Board also considered the substance of discussions with representatives of BNYM Investment Adviser at the Meeting. Additionally, the Board reviewed materials supplied by counsel that were prepared for use by the Board in fulfilling its duties under the 1940 Act.

Nature, Extent and Quality of Services to be Provided by the New Sub-Advisers. In examining the nature, extent and quality of the services to be provided by the New Sub-Advisers to the Fund, the Board considered with respect to each New Sub-Adviser: (i) organization, history, reputation and qualification, as well as the qualifications and background of its investment personnel; (ii) expertise in providing portfolio management services to other similar investment portfolios and the performance history of those portfolios; (iii) proposed investment strategies for the portion of the Fund's assets to be allocated to each New Sub-Adviser; (iv) long- and short-term performance relative to unmanaged indices; and (v) compliance program. The Board specifically took into account each New Sub-Adviser's investment process and research resources and capabilities, evaluating how the New Sub-Adviser would complement the Fund's existing sub-advisers. The Board also discussed the acceptability of the terms of each New Sub-Advisory Agreement, noting the substantial similarity to the terms of the Fund's other sub-investment advisory agreements. The Board also considered the review process undertaken by BNYM Investment Adviser, and BNYM Investment Adviser's favorable assessment of the nature and quality of the sub-investment advisory services expected to be provided to the Fund by the New Sub-Advisers. The Board concluded that the Fund will benefit from the quality and experience of each New Sub-Adviser's investment professionals. Based on its consideration and review of the foregoing information, the Board concluded that the nature, extent and quality of the sub-investment advisory services to be provided by the New Sub-Advisers were adequate and appropriate in light of each of New Sub-Adviser's experience in managing small cap value equity assets, each New Sub-Adviser's portfolio management and research resources to be applied in managing a portion of the Fund's portfolio, and BNYM Investment Adviser's recommendation to engage the New Sub-Advisers, and supported a decision to approve each New Sub-Advisory Agreement.

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Investment Performance of the New Sub-Advisers. Because the New Sub-Advisers are newly appointed sub-advisers for the Fund, the Board could not consider their investment performance in managing portions of the Fund's portfolio as factors in evaluating the New Sub-Advisory Agreements during the Meeting. However, the Board did review each New Sub-Adviser's historical performance record in managing other portfolios that were comparable to the Fund with respect to their investment mandates. The Board also discussed with representatives of BNYM Investment Adviser the investment strategies to be employed by each New Sub-Adviser in the management of its allocated portion of the Fund's assets. The Board noted each New Sub-Adviser's reputation and experience with respect to small cap value equity investing, the portfolio managers' experience in selecting small cap value stocks, and BNYM Investment Adviser's experience and reputation in selecting, evaluating and overseeing investment managers. Based on its consideration and review of the foregoing information, the Board concluded that these factors supported a decision to approve each New Sub-Advisory Agreement.

Costs of Services to be Provided and Profitability. The Board considered the proposed fees payable under the New Sub-Advisory Agreements, noting that the proposed fees would be paid by BNYM Investment Adviser and, thus, would not impact the fees paid by the Fund. The Board recognized that, because each New Sub-Adviser's fees would be paid by BNYM Investment Adviser, and not the Fund, an analysis of profitability was more appropriate in the context of the Board's consideration of the Management Agreement pursuant to which BNYM Investment Adviser provides investment management services to the Fund and, therefore, the Board received and considered a profitability analysis of BNYM Investment Adviser and its affiliates with respect to the proposed additions of the New Sub-Advisers as additional sub-advisers for the Fund. The Board concluded that the proposed fees payable to each New Sub-Adviser by BNYM Investment Adviser with respect to the assets to be allocated to each New Sub-Adviser in its capacity as sub-adviser were appropriate and BNYM Investment Adviser's profitability was not excessive in light of the nature, extent and quality of the services to be provided to the Fund by BNYM Investment Adviser and the New Sub-Advisers, respectively.

Economies of Scale to be Realized. The Board recognized that, because each New Sub-Adviser's fee would be paid by BNYM Investment Adviser, and not the Fund, the analyses of economies of scale were more appropriate in the context of the Board's consideration of the Management Agreement. Accordingly, considerations of economies of scale with respect to the New Sub-Advisers were not relevant to the Board's determination to approve the New Sub-Advisory Agreements.

The Board also considered whether there were any ancillary benefits that may accrue to the New Sub-Advisers as a result of their relationship with the Fund. The Board concluded that the New Sub-Advisers may in the future direct Fund brokerage transactions to certain brokers to obtain research and other services. However, the Board noted that the New Sub-Advisers were required to select brokers who met the Fund's requirements for seeking best execution, and that BNYM Investment Adviser would monitor and evaluate each New Sub-Adviser's trade execution with respect to Fund brokerage transactions on a quarterly basis and would provide reports to the Board on these matters.

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In considering the materials and information described above, the Independent Directors received assistance from, and met separately with, their independent legal counsel, and were provided with a written description of their statutory responsibilities and the legal standards that are applicable to the approval of investment advisory and sub-investment advisory agreements.

After full consideration of the factors discussed above, with no single factor identified as being of paramount importance, the Board, including a majority of the Independent Directors, with the assistance of independent legal counsel, approved the New Sub-Advisory Agreements between BNYM Investment Adviser and each of the New Sub-Advisers for the Fund.

GENERAL INFORMATION

Other Fund Service Providers

BNY Mellon Securities Corporation ("BNYMSC"), a wholly-owned subsidiary of BNYM Investment Adviser, located at 240 Greenwich Street, New York, New York 10286, serves as distributor (i.e., principal underwriter) of the Fund's shares pursuant to a distribution agreement between the Company and BNYMSC.

The Bank of New York Mellon, an affiliate of BNYM Investment Adviser, located at 240 Greenwich Street, New York, New York 10286, serves as the Fund's custodian.

BNY Mellon Transfer, Inc., a wholly-owned subsidiary of BNYM Investment Adviser, located at 240 Greenwich Street, New York, New York 10286, serves as the Fund's transfer and dividend disbursing agent.

Payments to Affiliated Brokers

During the Fund's fiscal year ended November 30, 2020, the Fund did not pay any commissions to affiliated brokers.

Certain Beneficial Ownership

As of February 22, 2021, the Fund had 19,340,904.897 total shares of common stock issued and outstanding. Set forth below is information as to those shareholders known by the Company to own of record or beneficially 5% or more of the indicated class of the Fund's outstanding voting shares as of February 22, 2021.

	Amount of	Percentage of
	Outstanding Shares	Outstanding
Name and Address	Held	Shares of Class Held

Class A

Charles Schwab & Co., Inc.
211 Main Street
San Francisco, CA 94105	10,336.319	23.3235%

Draft Info.St.SCVF.2.21	-10-

Wells Fargo Clearing Services
2801 Market Street
Saint Louis, MO 63103-2523	5,737.745	12.9470%

American Enterprise Investment
Services
707 Second Avenue
Minneapolis, MN 55402-2405	4,854.589	10.9542%

Pershing LLC
P.O. Box 2052	4,434.883	10.0072%
Jersey City, NJ 07303-2052

Gary Basse and Marcia A. Basse	3,747.365	8.4558%
Flanders, New Jersey 07836-4703

Class C

Raymond James Financial Inc.
Omnibus for Mutual Funds
880 Carillon Parkway	2,837.390	51.4031%
Saint Petersburg, FL 33716-1102

Stifel Nicolaus & Company, Inc.
501 N. Broadway
St. Louis, MO 63102-2188	1,267.220	22.9574%

J.P. Morgan Securities LLC
4 Chase Metrotech Center	572.017	10.3629%
Brooklyn, NY 11245

National Financial Services
Attn.: Mutual Funds Department, 4th
Floor
499 Washington Boulevard
Jersey City, NJ 07310	432.234	7.8305%

BNY Mellon Corporation
301 Bellevue Parkway
Wilmington, DE 19809	411.015	7.4461%

Class I

National Financial Services
Attn.: Mutual Funds Department, 4th
Floor
499 Washington Boulevard
Jersey City, NJ 07310	148,829.743	25.5697%

Draft Info.St.SCVF.2.21	-11-

Charles Schwab & Company,
Incorporated
211 Main Street
San Francisco, CA 94105	86,288.562	14.3816%

SEI Private Trust Company
One Freedom Valley Drive
Oaks, PA 19456-9989	83,708.542	14.3816%

Pershing LLC
P.O. Box 2052
Jersey City, NJ 07303-2052	62,685.710	10.7697%

Class Y

SEI Private Trust Company
One Freedom Valley Drive	19,257,196.355	96.7828%
Oaks, PA 19456

Under the 1940 Act, a shareholder that beneficially owns, directly or indirectly, more than 25% of the Fund's outstanding voting securities may be deemed a "control person" (as defined in the 1940 Act) of the Fund.

As of February 22, 2021, none of the Directors or officers of the Company owned any of the Fund's outstanding shares of common stock.

OTHER MATTERS

Under the proxy rules of the SEC, shareholder proposals meeting requirements contained in those rules may, under certain conditions, be included in the Fund's proxy materials for a particular meeting of shareholders. One of these conditions relates to the timely receipt by the Fund of any such proposal. Since the Fund does not have regular annual meetings of shareholders, under these rules, proposals submitted for inclusion in the proxy materials for a particular meeting must be received by the Fund a reasonable time before the solicitation of proxies for the meeting is made. The fact that the Fund receives a shareholder proposal in a timely manner does not ensure its inclusion in proxy materials since there are other requirements in the proxy rules relating to such inclusion.

Draft Info.St.SCVF.2.21